Exhibit 10.9

CONFIDENTIAL

May 11, 2026

Iron Dome Acquisition I Corp.
244 Fifth Avenue, Suite #1814
New York, New York 10001
(410) 671-5481

Attention: Tom Y. Livne, Chief Executive Officer

Subject:	Advisory Services Agreement

Dear Tom:

THIS ADVISORY SERVICES AGREEMENT (this “Agreement”) is entered into as of May 11, 2026 (the “Effective Date”) by and among Iron Dome Acquisition I Corp., a Cayman Islands exempted company (the “Company”), D. Boral Capital LLC (“D. Boral”) and ARC Group Securities LLC (“ARC Securities”, and together with D. Boral, the “Advisors”). This Agreement shall become effective as of the Effective Date.

WHEREAS, the Company previously engaged D. Boral and ARC Securities in connection with a proposed underwriting engagement (the “Prior Engagement”) relating to the Company’s initial public offering (the “IPO”);

WHEREAS, the parties desire to terminate the Prior Engagement and resolve fully and finally any and all matters arising out of or relating thereto and the IPO through the Effective Date; and

WHEREAS, in connection therewith, the Company desires to retain the Advisors to provide certain limited advisory services in connection with the IPO (the “Services”), and the parties desire to set forth the terms of such engagement and settlement herein.

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Services. The Company hereby retains each of the Advisor as an independent contractor, and Advisors hereby accept their role with the Company as independent contractors as of the Effective Date upon the terms and conditions set forth in this Agreement. The Advisors hereby agree to provide to the Company the Services from and after the Effective Date. In rendering Services hereunder, the Advisors shall act solely as independent contractors and this Agreement shall not be construed to create any employee-employer, partnership, association, joint venture or agency relationship between Advisors and the Company or between any Representative (as defined below) of Advisors and the Company. As independent contractors of the Company, the Advisors shall not have any authority to bind, make any representation or commitment or act on behalf of the Company. The Advisors may not, or permit any of their respective Representatives to, enter into any agreement, understanding, or other commitment that is binding on the Company, or hold themselves out as having such authority. For the avoidance of doubt, under no circumstances shall any of the Advisors act as an underwriter, placement agent or otherwise be formally mandated or assist with any securities offering.

2.	Consideration, Expenses. Subject to the terms and conditions set forth herein, and in conjunction with and as consideration for the Advisors providing the Services and termination of the Prior Engagement, at the closing of its IPO, the Company shall issue to the Advisors an aggregate of 200,000 shares of the Company’s Class A ordinary shares (the “Advisory Shares”), whereby 100,000 Class A ordinary shares to be issued to D. Boral and 100,000 Class A ordinary shares to be issued ARC Securities (the “Share Consideration”). During the term of this Agreement, the Advisors shall not be reimbursed for any out-of-pocket expenses related to the Services provided to the Company, unless the Company pre-approves such out-of-pocket expenses.

3.	Advisory Shares. Delivery of the Advisory Shares shall be made on the date of the closing of the IPO (the “Closing Date”). The Company shall deliver to the Advisors (and/or their respective designees) the Advisory Shares in the form of book-entry in the name or names and in such authorized denominations as the Advisors may request. The Advisors acknowledge that the Advisory Shares may be deemed underwriting compensation for purposes of FINRA Rule 5110 and agree that such Advisory Shares shall remain subject to the restrictions set forth in FINRA Rule 5110(e), to the extent applicable. The Advisors have agreed not to transfer, assign, or sell, pledge, or hypothecate any such Advisory Shares, or subject such Advisory Shares to hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person until 180 days immediately following the effective date of the registration statement related to the IPO or commencement of sales of the IPO pursuant to FINRA Rule 5110(e)(1), except that (i) the Advisory Shares may be transferred, in whole or in part, to any member participating in the Offering and its officers or partners, its registered persons or affiliates, if all transferred securities remain subject to the lock-up restriction for the remainder of the one hundred eighty (180) days from the closing date of the Company’s initial business combination (the “Business Combination”); and (ii) the Advisory Shares may be transferred back to the issuer in a transaction exempt from registration with the Commission, or other exceptions as provided under FINRA Rule 5110(e)(2).

4.	Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Advisors that:

(a) Organization and Corporate Power; Due Authorization. The Company is a Cayman Islands exempted company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Company and the Advisors, this Agreement will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not violate, conflict with or constitute a default under, in each case, in any material respect, (i) the Company’s memorandum and articles of association, (ii) any agreement, indenture or instrument to which the Company is a party, or (iii) any law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject.

5.	Advisor Representations. In connection with the transactions contemplated hereby, each of the Advisors represents and warrants to the Company that:

(a) Organization and Authority. Each of the Advisors is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Advisors. The Advisors possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Advisors and the Company, this Agreement shall be a legal, valid and binding agreement of the Advisors, enforceable against the Advisors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Advisors of the transactions contemplated hereby do not violate, conflict with or constitute a default under, in each case, in any material respect, (i) the formation and governing documents of the Advisors, (ii) any agreement, indenture or instrument to which the Advisors is a party or (iii) any law, statute, rule or regulation to which the Advisors is subject, or any agreement, order, judgment or decree to which the Advisors is subject.

(c) Access to Information; Independent Investigation. Prior to the execution of this Agreement, the Advisors have had the opportunity to ask questions of and receive answers from representatives of the Company concerning performance of the Services for the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained and review the Company’s filings with the SEC. In determining whether to perform the Services, the Advisors have relied solely on the Advisors’ own knowledge and understanding of the Company and its business based upon the Advisors’ own due diligence investigation and the information furnished pursuant to this paragraph.

6.	Release and Termination of Prior Engagement. The Company and each of the Advisor hereby acknowledges that:

(a) Effective as of the Effective Date, the Prior Engagement and any related engagement letters, understandings or arrangements among the Company and the Advisors relating to the IPO or proposed underwriting services are hereby terminated and shall be of no further force or effect and the Company waives any and all rights to enforce the Prior Engagement against the Advisors.

(b) Each Advisor, on behalf of itself and its affiliates, hereby irrevocably waives any and all rights to any fees, compensation, reimbursement, indemnification, tail fees, underwriting compensation, participation rights or other amounts or obligations arising out of or relating to the Prior Engagement except the Share Consideration pursuant to Section 2 of this Agreement.

7.	Confidentiality.

(a) As a condition of, and as a material inducement to the Company entering into this Agreement, during the term of this Agreement and for a period of one (1) year thereafter, the Advisors and their respective representatives will not, directly or indirectly, during or after the term of this Agreement, disclose to anyone other than the Company or their respective representatives, and will not use except in the provision of the Services hereunder, any confidential, proprietary or secret information, documentation or material relating to the Company or their respective products, services, customers or business operations, personnel or activities, their clients, vendors, licensees or licensors, whether learned or disclosed to the Advisors before or after the Effective Date (collectively, and as further defined herein, “Confidential Information”), except with the prior written permission of the Company (which may be withheld in its sole discretion). The Advisors agree that all Confidential Information (whether or not learned, obtained or developed solely by the Advisors or jointly with others) shall remain the property of the Company. Confidential Information includes, but is not limited to: (i) the terms of this Agreement; (ii) information disclosed by the Company or their respective Representatives, and (iii) information disclosed by third parties to the extent that the Company has an obligation of confidentiality in connection therewith. The Advisors may disclose Confidential Information their respective representatives who have a need to know such information in connection with the performance of the Services hereunder, provided that such Representatives are advised of the confidential nature of such information and are bound to the Advisors by confidentiality and non-use obligations materially consistent with the provisions of this Section 7. The Advisors will be responsible and liable for any breach of this Agreement by their respective representatives. The Advisors and their respective representatives shall (x) exercise reasonable care (and in any event no less than the same degree of care as it exercises to protect its own confidential information) to ensure that proper and secure storage is provided for all Confidential Information to protect against theft or unauthorized access and (y) promptly inform the Company in writing if the Advisors or any of their respective representatives become aware that Confidential Information has been disclosed to any unauthorized person and take commercially reasonable steps as the Company reasonably requests to retrieve such Confidential Information and/or protect it from further disclosure. The Advisors’ and their respective representatives’ obligations under this Section 7(a) shall not apply to any information that (i) at the time of disclosure to the Advisors or their respective representatives is in the public domain through no action or failure to act on the part of the Advisors of their respective representatives in violation of this Agreement, (ii) is or becomes available to the Advisors or any of their respective representatives from a third-party who is not known to the Advisors or their respective representatives to be subject to any obligation to the Company of confidentiality, (iii) is or has been independently developed by the Advisors and/or their respective representatives without use of or reference to any Confidential Information or (iv) is approved for release by prior written authorization of the Company.

(b) In the event that the Advisors or any of their respective representatives are required by applicable law, regulation, U.S. Securities and Exchange Commission (“SEC”) or stock exchange requirement or legal process (“Legal Requirement”) to disclose any of the Confidential Information, the Advisors will, to the extent permitted by Legal Requirement, notify the Company promptly in writing so that the Company or its affiliates may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this Agreement, and the Advisors and their respective representatives will cooperate in such efforts as reasonably requested by the Company. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms of Section 7(b) in such instance, the Advisors and their respective representatives will furnish only that portion of the Confidential Information which the Advisors and their respective representatives, as applicable, is required to disclose by Legal Requirement as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(c) Upon termination of this Agreement or at any earlier time as requested by the Company, the Advisors and their respective representatives will promptly furnish to the Company or destroy (at the election of the Company) any and all copies (in whatever form or medium) of all Confidential Information, including any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. Notwithstanding the return or destruction of the Confidential Information required by this paragraph, all duties and obligations of the Advisors and their respective representatives under this Section 7 shall remain in full force and effect.

(d) The Advisors acknowledges that the U.S. securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Advisors acknowledges and agrees that some of the Confidential Information may be considered “material non-public information” for purposes of the federal securities laws and that the Advisors and their respective representatives will abide by all securities laws relating to the handling of and acting upon material non-public information of the Company.

8.	Miscellaneous.

(a) No Survival of Representations and Warranties. None of the representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the execution and delivery hereof or thereof.

(b) Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

(c) Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally (i) submit to the jurisdiction of the state courts of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (iii) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement.

(d) Specific Performance. Each party hereto agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any of the other parties hereto in accordance with the terms hereof and that such party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of proving that monetary damages would be inadequate or the posting of a bond or other security.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The words “execution”, “signed”, “signature” and words of like import in this Agreement or in any certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the U.S. Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act of the United States or the Uniform Commercial Code of the United States.

(f) Entire Agreement; Amendment; Waiver; Assignment. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any prior oral or written communication or understanding with respect thereto. Except as otherwise provided herein or by applicable law, this Agreement may not be amended or changed in any respect, except by a written agreement executed by both parties hereto. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times. The Advisors may not assign or otherwise transfer any right or obligation provided for under this Agreement without the prior written consent of the Company, and any purported assignment or transfer without such consent shall be null and void ab initio.

(g) Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. As used in this Agreement, the term: (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise); and (z) “Representative” shall mean, with respect to any person, any of such person’s affiliates and its and its affiliates’ respective partners, directors, officers, employees, advisors, accountants, attorneys, advisors, agents and other representatives; provided that neither party will be deemed a Representative of the other party for purposes of such definition.

(h) Term; Termination. This Agreement shall have a term beginning on the Effective Date and ending on the closing of the IPO. This Agreement may be terminated at any time prior to the end of the term by either party by written notice to the other party in the event that the other party has materially breached this Agreement and such breach, if reasonably capable of cure, is not cured by the breaching party within twenty (20) days of receipt of written notice of such breach from the non-breaching party. Notwithstanding anything to the contrary contained herein, the provisions of Sections 2, 5, 7 and 8 will survive any termination of this Agreement, regardless of the manner or nature of such termination. The termination of this Agreement will not relieve a party of any obligation or liability arising from any breach by such party of this Agreement prior to termination.

(i) Trust Account; Waiver of Liquidation Distributions; Redemption Rights. The Advisors understand that, at the closing of its IPO, the Company will establish a trust account (the “Trust Account”) for the benefit of the Company’s public shareholders (the “Public Shareholders”) containing the proceeds from its IPO and certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon), and that the Company may disburse monies from the Trust Account only under the circumstances described in the IPO offering documents. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Advisors hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Advisors nor any of their respective affiliates (i) do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in or distributions therefrom to Public Shareholders (“Public Distributions”), (ii) shall participate in any liquidating distributions from the Trust Account with respect to the Advisory Shares if a Business Combination is not consummated within 18 months of the Closing Date, or (iii) make any claim against the Trust Account or Public Distributions, in any case, with respect to any claims based upon, arising out of, in connection with or relating to this Agreement or the Services or the other transactions contemplated hereby, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Advisors on behalf of themselves and their respective affiliates hereby irrevocably waive any Released Claims that the Advisors or any of their respective affiliates may have against the Trust Account or Public Distributions now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any Released Claims. The Advisors agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Agreement, and the Advisors further intend and understand such waiver to be valid, binding and enforceable against the Advisors and each of their respective affiliates under applicable law. For purposes of clarity, the Advisors are not waiving any redemption right or claim to funds held in the Trust Account relating to a redemption or liquidation right for shares, warrants or units purchased in the Company’s initial public offering or public aftermarket.

(j) No Fiduciary Duty. The Company hereby acknowledges that (a) the payment of the Share Consideration pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and Advisors and any affiliate through which it may be acting, on the other, (b) Advisors are not acting as principal, agent or fiduciary of the Company, and do not owe any fiduciary or similar duty to the Company, and (c) the Company’s engagement of each of the Advisors in connection with the Services pursuant to this Agreement is as an independent contractor and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the Services pursuant to this Agreement (irrespective of whether any of the Advisors and any affiliate has advised or is currently advising the Company on related or other matters) and any potential future investment by Advisors, if any. The Company agrees that it will not claim that the Advisors have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

(k) Notices. Any and all notices hereunder shall be deemed duly given when delivered by registered or certified mail (postage prepaid), email, overnight courier or hand delivery to the parties at the following addresses:

If to the Company:

Iron Dome Acquisition I Corp.

244 Fifth Avenue, Suite #1814

New York, New York 10001

(410) 671-5481

Attention: Tom Y. Livne, Chief Executive Officer

With a copy, which shall not constitute notice, to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Brandon Bortner
Email: brandonbortner@paulhastings.com

If to D. Boral Capital LLC:

D. Boral Capital LLC
590 Madison Avenue, 39th Floor

New York, New York 10022
Attention: Ryan Whalen, Chief Legal Officer

Email: rwhalen@dboralcapital.com

If to ARC Group Securities LLC:

ARC Group Securities LLC
398 S Mill Avenue, Suite 306

Tempe, AZ 85281
Attention: Roger Salazar

Email: roger.salazar@arc-securities.com

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Iron Dome Acquisition I Corp.

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Chief Executive Officer

D. Boral Capital LLC

By:	/s/ Phil Wiederlight
Name:	Phil Wiederlight
Title:	Chief Operating Officer’

ARC Group Securities LLC

By:	/s/ Roger Salazar
Name:	Roger Salazar
Title:	Managing Director